Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

WITH RESTRICTIVE COVENANTS

THIS EXECUTIVE EMPLOYMENT AGREEMENT WITH RESTRICTIVE COVENANTS (the “Agreement”) is entered into on October 3, 2011 by and between Navarre Corporation, a Minnesota Corporation (the “Company”), and Richard S Willis (the “Executive”).

RECITALS

WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer pursuant to a Term Letter signed by the parties dated September 15, 2011; and

WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer, and the Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which the parties acknowledge, the parties agree as follows:

ARTICLE I

EMPLOYMENT

1.01 Offer and Acceptance. The Company agrees to employ the Executive during the Term specified in Article II, and the Executive agrees to accept such employment, upon the terms and conditions set forth in this Agreement.

1.02 Resignation from Board of Directors. The Executive is currently a member of the Company’s Board of Directors and shall continue to hold that position. The Executive shall provide an irrevocable letter of resignation from the position he currently holds as a member of the Company’s Board of Directors, in the form attached hereto as Exhibit A, upon execution of this Agreement. The resignation shall become effective, without further notice, as of the Termination Date, as defined in section 5.07 of this Agreement, without regard to the reason for termination. The Board of Directors shall have the right, in its sole discretion, to accept or reject the resignation.

ARTICLE II

TERM OF EMPLOYMENT

2.01 Initial Term and Renewals. The Executive’s employment by the Company under this Agreement shall be for a term that commences on September 15, 2011 and ends on September 14, 2014 (“Initial Term”). The Executive’s employment shall automatically be renewed for successive one year periods (each a “Renewal Term”) on September 15 of each year unless terminated by either party on at least sixty (60) days’ written notice to the other party prior to the end of the Initial Term or any Renewal Term thereof.

2.02 Term. The period of the Executive’s employment under this Agreement (including during the Initial Term and any Renewal Term) shall be referred to as the “Term.” The Executive’s employment may be terminated during the Term in accordance with Article V of this Agreement.

ARTICLE III

DUTIES AND RESPONSIBLITIES

3.01 Duties. The Executive shall have the position of President and Chief Executive Officer of the Company. At all times while serving as the Company’s President and Chief Executive Officer the Executive shall have the authority, responsibilities, and such duties as are customarily performed by a President and Chief Executive Officer of similar businesses.

3.02 Reporting. The Executive shall report to the Company’s Board of Directors (the “Board”) and shall be subject to the Board’s lawful direction and control. He shall perform such additional services and duties as the Board may reasonably require of the Executive.

3.03 Full-Time Attention. The Executive will devote substantially full-time attention to the business affairs of the Company and will faithfully, industriously, and to the best of his ability, experience and talents perform all lawful duties required of him. The Executive may engage in outside business endeavors only with the written approval of the Board. The Board has agreed that the Executive may continue to serve as a member of the Board of Regents of Baylor University. The Executive also may engage in civic, religious and charitable activities as long as such activities do not unreasonably conflict or interfere with the performance of his duties hereunder.

3.04 Compliance with Company Policies and Procedures. The Executive will perform his duties and responsibilities in a manner consistent with the Company’s written policies and procedures available to the Executive as they may exist from time to time, and will not incur obligations on behalf of the Company other than in the ordinary course of business or enter into any transaction on behalf of the Company not in the ordinary course of business.

ARTICLE IV

COMPENSATION AND BENEFITS

4.01 General. All payments to the Executive under this Agreement shall be made in accordance with the Company’s established pay periods and applicable payment schedules. The Company shall be responsible for all legally required deductions and withholdings. The Executive shall be solely responsible for the payment of all additional required state, federal, and local taxes on the compensation and benefits he receives from the Company.

4.02 Base Salary. As compensation for his services during the first year of the Term the Company shall pay the Executive an annualized base salary of $450,000. The amount of the Executive’s Base Salary will be reviewed each year during the Term by the Compensation Committee of the Board and may be adjusted at the discretion of the Compensation Committee;

provided, however, that at no time may the Company reduce Executive’s annualized base salary below $450,000. Executive’s annualized base salary, as adjusted from time to time in accordance with this Agreement, is his “Base Salary”.

4.03 Target Bonus. The Executive is eligible to participate in the Company’s annual management incentive plan as determined by the Board for each fiscal year during the Term, with an annual target of 80% of Executive’s Base Salary (each a “Performance Bonus”). The Executive’s Performance Bonus for Fiscal Year 2012, if any, shall be pro-rated by multiplying the Executive’s annualized Performance Bonus by a fraction, the numerator of which is the number of calendar days during the Company’s Fiscal Year 2012 the Executive is employed by the Company and the denominator of which is 365. Any Performance Bonus will be paid to the Executive at the same time other executives of the Company are paid bonuses under the Company’s annual management incentive plan but in any event no later than 120 days after the end of the Company’s fiscal year for which such Performance Bonus is earned.

4.04 Fringe Benefits. The Executive shall be eligible to participate in and receive group medical, dental, disability, and life insurance and any other fringe benefits provided by the Company to its key executives on the same terms as other key executives of the Company. In addition, the Executive shall be reimbursed for out of pocket medical expenses for himself and his dependents of up to a total of $12,000 per plan year. The Executive shall also be eligible to participate in the Company’s employee retirement benefit plans available to key executives of the Company on the same basis as other key executives of the Company. Participation in all benefit plans shall be subject to the generally applicable eligibility and other provisions of the plans as they exist from time to time.

4.05 Stock Option Grant. The Executive has received a nonqualified stock option grant (the “Option”) in accordance with the Company’s Amended and Restated 2004 Stock Plan (“Stock Plan”) with a Grant Date of September 15, 2011, subject to the Company’s Employee Nonqualified Stock Option Agreement attached hereto as Exhibit B, and subject to the terms and conditions of the Stock Plan. The Option provides the Executive with the opportunity to purchase up to 475,000 shares of the Company’s common stock at a per share exercise price of $1.75. The Option vests and become exercisable with respect to 100,000 shares on September 15, 2012, another 175,000 shares on September 15, 2013, and an additional 200,000 shares on September 15, 2014. The Option automatically expires 10 years from the Grant Date.

4.06. Restricted Stock Units. The Executive will receive an award of 225,000 restricted stock units under the Stock Plan, subject to his execution of the Company’s Restricted Stock Unit Agreement in the form attached hereto as Exhibit C, and subject to the terms and conditions of the Stock Plan. The restricted stock units subject to the award will vest and shares of the Company’s stock will be issued in settlement of such vested units with respect to 50,000 units on September 15, 2012, another 75,000 units on September 15, 2013, and an additional 100,000 units on September 15, 2014.

4.07 Reimbursement of Reasonable Business Expenses. The Executive currently resides in Dallas, Texas. He is not required to relocate to perform his responsibilities under this Agreement. The Executive will be reimbursed for reasonable expenses for air travel between

Dallas, Texas and the Minneapolis/St. Paul, Minnesota (the “Twin Cities”), transportation within the Twin Cities, and hotel or other lodging that he incurs as a result of travel to perform his job responsibilities. He will also be reimbursed for reasonable business expenses in accordance with the Company’s business expense reimbursement policies.

4.08 Vacation. The Executive will receive four weeks of vacation per year. Use and accrual of vacation shall be on the same terms as available to other key executives of the Company. The Executive will schedule vacation and other time off taking into account the needs of the Company.

4.09 Attorneys’ Fees. The Executive will be reimbursed for attorneys’ fees incurred in connection with the review of the Term Letter he received from the Company before his execution of this Agreement, this Agreement, the Company’s Stock Plan and the Executive’s Stock Plan Award Agreement(s), and other information and/or materials the Company provides as part of the hiring process. The reimbursement will not exceed $5,000.00 and will be paid to the Executive following receipt of proof of payment.

ARTICLE V

TERMINATION

5.01 Termination by the Company for Death or Disability. In the event of the Executive’s death, his employment and this Agreement shall terminate on the date of his death. In the event the Executive shall be unable to perform his essential job functions with reasonable accommodation for a period of 180 days in any 365-day period, whether consecutive or not, by reason of illness or physical or mental incapacity or disability, his employment and this Agreement shall end as of the end of the 180th day of the Executive’s inability to perform in any 365-day period.

5.02 Termination by the Company Without Cause. Notwithstanding anything contained in this Agreement to the contrary, the Company, by direction of the Board, shall have the right at any time during the Term to terminate the employment of the Executive without Cause by giving written notice to the Executive.

5.03 Termination by the Company With Cause. Notwithstanding anything to the contrary in this Agreement, the Company, by direction of the Board, shall have the right at any time during the Term to terminate the employment of the Executive with Cause by giving written notice to the Executive.

For purposes of this Agreement, “Cause” shall mean:

(a) the Executive’s material failure or refusal to perform his duties and responsibilities as set forth in this Agreement, his material failure to abide by the lawful and reasonable directives of the Board, or his failure to devote all of his time and attention exclusively to the business and affairs of the Company, except as otherwise expressly permitted by the Board or under this Agreement;

(b) the misappropriation of the funds or property of the Company;

(c) being charged with any felony or any crime involving moral turpitude, dishonesty or theft;

(d) any material nonconformance with the Company’s business practices and policies, including without limitation, policies against insider trading, conflicts of interest, its code of conduct, and racial or sexual discrimination or harassment;

(e) the commission in bad faith by the Executive of any act that materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company;

(f) any misconduct or gross negligence by the Executive in the performance of his duties that materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company; and

(g) any material breach of this Agreement.

Notwithstanding the above, the occurrence of any of the events described in clauses (a) or (f) above will not constitute Cause unless (i) the Company gives the Executive written notice within sixty (60) days after the initial occurrence of any such event that the Company believes such event constitutes Cause, and (ii) the Executive thereafter fails to cure any such event within thirty (30) days after receipt of such notice.

5.04 Termination by the Executive Without Good Reason. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall have the right at any time during the Term to terminate his employment with the Company without Good Reason by giving written notice to the Board.

5.05 Termination by the Executive With Good Reason. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall have the right at any time during the Term to terminate his employment with the Company with Good Reason by giving written notice to the Board.

For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without the consent of the Executive:

(a) a material reduction in the Executive’s compensation, rights, or benefits;

(b) a material reduction in the Executive’s duties, responsibilities, or authority;

(c) the assignment to the Executive of duties or responsibilities that are materially inconsistent with his position as President and Chief Executive Officer or any other position that he holds at the time or that materially impairs his ability to function in the position in which he is then serving; and

(d) the material breach of any provision of this Agreement by the Company.

Notwithstanding the above, the occurrence of any of the events described in clauses (a) through (d) above will not constitute Good Reason unless (i) the Executive gives the Company written notice within sixty (60) days after the initial occurrence of any of such event that the Executive believes that such event constitutes Good Reason and, (ii) the Company thereafter fails to cure any such event within thirty (30) days after receipt of such notice, and (iii) the Executive’s Termination Date as a result of such event occurs within 120 days after the initial occurrence of such event.

5.06 Termination by Non-Renewal of Agreement or by Mutual Agreement. Either party may terminate this Agreement by giving notice of its non-renewal in accordance with Article I. The parties may terminate the Executive’s employment at any time by mutual consent.

5.07 Termination Date. For purposes of this Agreement, the Executive’s “Termination Date” means the last date of the Executive’s employment with the Company; provided, however, that for purposes of section 6.02 and with respect to any Severance Pay thereunder, the Executive’s “Termination Date” means the date that constitutes a “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or applicable guidance or regulations thereunder.

5.08 Payments. In the event of the termination of the employment of the Executive by the Company with Cause pursuant to section 5.03, termination by the Executive without Good Reason pursuant to section 5.04, or termination pursuant to sections 5.01 or 5.06, the Executive shall only receive all earned and unpaid Base Salary and vacation time as of the Termination Date, less all appropriate offsets to the fullest extent permitted by applicable law, for debts or money due to the Company or an affiliate thereof (collectively, “Offsets”), which sum shall be paid within a reasonable time and in accordance with applicable law following the Executive’s Termination Date.

ARTICLE VI

SEVERANCE PAY; CHANGE OF CONTROL TRANSACTION

6.01 Eligibility. The Executive shall be eligible for severance pay as described in this Article VI (“Severance Pay”) if:

(a) The Executive’s employment is terminated by the Company without Cause prior to a Change of Control Transaction (as defined in the Stock Plan);

(b) The Executive terminates his employment with Good Reason prior to a Change of Control Transaction; or

(c) a Change of Control Transaction has occurred, provided that the Executive was a full time employee at the time of the Change of Control Transaction, and his employment is involuntarily terminated without Cause or he terminates employment with Good Reason within 12 months after the Change of Control Transaction.

6.02 Amount of Severance Pay. Severance Pay will be calculated by adding an amount equal to the Executive’s then current annualized Base Salary to the average of his Performance Bonus for the immediately preceding three years (or, if the Performance Bonus was prorated for any of such years, using the annualized Performance Bonus amount for such year based on such prorated payment) less any Offsets, and multiplying this amount by two. The Severance Pay shall be paid in substantially equal monthly installments for twenty four months (“Payment Period”), beginning on the first day of the seventh month after the Executive’s Termination Date. In addition to Severance Pay, the Executive shall receive all earned and unpaid Base Salary and vacation time as of the date of termination, to be paid within a reasonable time and in accordance with applicable law following Termination Date.

To receive Severance Pay the Executive must sign, not revoke, and comply with the terms of a separation agreement prepared by the Company that includes a general release of the Company and its affiliates, and its and their respective successors and assigns, officers, managers, employees, agents, attorneys and representatives, from any claims related to the Executive’s employment with the Company or the termination of his employment (the “Separation Agreement”). In the event that the Company concludes that the Executive has breached any material provision of the Separation Agreement or any provision of Articles VII or VIII of this Agreement, then, in addition to any other remedies at law or in equity available to it, the Company may cease making any further Severance Pay payments during the remainder of the Payment Period. If the Company ceases to make such Severance Pay payments in accordance with the preceding sentence and thereafter there is a final and non-appealable adjudication by a court of competent jurisdiction that the Executive did not breach any material provision of the Separation Agreement or any provision of Articles VII or VIII of this Agreement, then the Company shall pay to the Executive an amount equal to the Severance Pay payments it otherwise would have paid to the Executive during the remainder of the Payment Period but for its determination in accordance with the preceding sentence, with such payment to be made to the Executive no later than thirty (30) days after such adjudication.

ARTICLE VII

NON-DISCLOSURE

7.01 Confidentiality. Except as permitted or directed by the Company or as may be required in the proper discharge of the Executive’s employment under this Agreement, the Executive shall not, during the Term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which the Executive has prepared, acquired or become acquainted with during the Executive’s employment by the Company. The Executive acknowledges that the above-described knowledge or information is the property of the Company, constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any wrongful disclosure or use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company. The Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation. Upon termination of the Executive’s employment for any reason, the Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in the Executive’s possession, control or influence, whether prepared by the Executive or others.

7.02 Limitations. The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive or a breach of a confidentiality obligation owed to the Company by any third party, or disclosure pursuant to any applicable law or court order.

7.03 Remedies. In the event of a breach or threatened breach by the Executive of the provisions of this Article VII, the Company shall be entitled to an injunction restraining the Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining the Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

7.04 Survival. The provisions of this Article VII shall survive termination of this Agreement.

ARTICLE VIII

NON-COMPETITION AND NON-RECRUITMENT

8.01 General. The Company and the Executive recognize and agree that the Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, executives and vendors; as a consequence of using or associating the Executive with the Company’s name, goodwill, and reputation, the Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and provision for non-competition and non-recruitment obligations by the Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information. In light of these considerations, this Article VIII sets forth the terms and conditions of the Executive’s obligations of non-competition and non-recruitment during the Term and subsequent to the termination of this Agreement and/or the Executive’s employment for any reason.

8.02 Non-Competition. Except as permitted below and under section 3.03, during the Term the Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the Executive’s rendition of services either directly or indirectly to the Company. The Executive, with prior Board approval, may accept appointment to, or continue to serve, on any board of directors or trustees of any business entity, trade organization, or any charitable organization, or engage in any activities or manage the Executive’s investments and affairs, so long as such activities in the aggregate do not conflict or interfere with the performance of the Executive’s duties hereunder. The Executive having disclosed to the Board all such outside board positions and material outside activities in which the Executive is currently involved as of the date of this Agreement, the Board approves the Executive’s participation in such.

During the Term and for eighteen months following the Executive’s voluntary or involuntary termination of employment with the Company, the Executive shall not engage in any commercial activity that competes with a material portion of the Company’s business and ownership as of the Termination Date or the provision of services to any entity engaged in business that competes with a material portion of the Company’s business as of the Termination Date; provided, however, the Executive may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with this Article VIII. At its sole option, the Company may, by express written notice to the Executive, waive or limit the time and/or geographic area in which the Executive cannot engage in competitive activity or the scope of such competitive activity.

8.03 Non-Recruitment. During the Term and for eighteen months following the Executive’s voluntary or involuntary termination of employment with the Company, the Executive shall not initiate or participate in any other employer’s recruitment of any of the Company’s employees or consultants who were employees or consultants of the Company as of the Termination Date; or solicit or attempt to solicit any then-existing customer of the Company or any potential customer of the Company with whom the Company is as of the Termination Date or was during the one-year period immediately preceding the Termination Date engaged in discussions regarding one or more specific possible transactions for purposes of providing goods or services competitive with the Company.

8.04 Remedies. The Executive agrees that breach by the Executive of the provisions of this Article VIII will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by the Executive of the provisions of this Article VIII, the Company shall be entitled to an injunction restraining the Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

8.05 Notification of Restrictive Covenants. Prior to accepting employment or consulting work with any person, firm, corporation or other entity during the Term or any period thereafter that the Executive is subject to the restrictions set forth in this Article VIII, the Executive shall notify the prospective employer in writing of his obligations under such provisions and shall simultaneously provide a copy of the notice to the Company.

8.06 Survival. The obligations contained in this Article VIII shall survive the termination of this Agreement.

ARTICLE IX

INTELLECTUAL PROPERTY

9.01 Right to Intellectual Property. The Executive agrees that all materials created or modified by him during the Term, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that the Company shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire”, the Executive hereby assigns ownership of all such Work Product to the Company and agrees to take all reasonable measures, at the Company’s expense, to perfect such rights in the Company. The Executive hereby appoints the Company as his attorney-in-fact with the limited power to execute assignments of such Work Product.

ARTICLE X

TAX AND LEGAL CONSIDERATIONS

10.01 Golden Parachute Restrictions. Notwithstanding any provision contained in this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement, or any other plan or agreement between the Executive and the Company would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The Executive agrees to take such action as the Company reasonably requests to mitigate or challenge the application of such tax, provided that the Company shall supply such counsel and expert advice, including legal counsel and accounting advice, as may reasonably be required, and shall be responsible for the payment of such experts’ fees.

If requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding paragraph will be made by an independent accounting firm that is a “Big-4 Accounting Firm” or major regional accounting firm (or other accounting firm mutually acceptable to the Executive and the Company) not then-engaged as the Company’s independent public auditor, at the expense of the Company, and the determination of such independent accounting firm will be final and binding on all parties. In making its determination, the independent accountant will allocate a reasonable portion of the Change of Control Transaction separation pay to the value of any personal services rendered following the Change of Control Transaction and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Agreement, the Executive (in the Executive’s sole discretion) will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Agreement. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) days of receiving such information, the Company may effect such reduction in any manner it deems appropriate. To the extent that the Executive’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if the Executive fails to make such a designation within the time prescribed by the Company, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Company’s determination.

10.02 Deferred Compensation Restrictions. It is intended that any amounts payable under this Agreement shall be exempt from or comply with the provisions of Code Section 409A and related treasury regulations so as not to subject the Executive to the payment of tax penalties or interest which may be imposed under Code Section 409A. In furtherance of this interest and to the extent required by Code Section 409A to avoid any penalties or interest on the Executive, Severance Pay payments to the Executive under this Agreement or any other agreement with the Executive upon termination of employment shall be distributed on the first day of the seventh month following the Termination Date. The Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties, interest, and additional taxes under Code Section 409A.

10.03 Forfeiture and Repayment. If applicable law, including but not limited to the Sarbanes–Oxley Act of 2002, requires the Executive to forfeit any compensation or benefits paid to him by the Company, the Executive agrees that he will forfeit and repay such amounts as required by law.

ARTICLE XI

MISCELLANEOUS

11.01 Governing Law. All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule. The parties to this Agreement irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of any Minnesota court or federal court of the United States of America sitting in the State of Minnesota, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment. The parties irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any Minnesota court or, to the extent permitted by law, in such federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.02 Non-Assignment. This Agreement is personal to the Executive and the Executive may not assign or transfer any part of the Executive’s rights or duties hereunder, or any compensation due to the Executive under this Agreement to any other person or entity without the Board’s express written consent; provided, however, that if the Executive dies before the Executive has received all of the payments earned and owed to the Executive under this Agreement, including any Severance Payment, any such unpaid payments shall be paid to the Executive’s estate or, to the extent required by applicable law, the Executive’s surviving spouse, if any, on the same terms and conditions as described in this Agreement. This Agreement may be assigned by the Company.

11.03 Non-Waiver. The waiver by either party of the breach or nonperformance of any provision of this Agreement by the other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement.

11.04 Entire Agreement. This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, including without limitation the Term Letter provided to the Executive before his execution of this Agreement. The parties agree that this Agreement is the entire understanding and agreement between the parties and is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties to this Agreement.

11.05 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and the Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

11.06 Indemnification. In accordance with applicable law, the Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent permitted by law for civil damages, penalties, or fines claimed or levied against the Executive in connection with any third-party claim, action, suit or proceeding that arises from the performance of the Executive’s duties as a director, officer or executive of the Company or any affiliate or subsidiary thereof. The Company will purchase and maintain throughout the Term indemnity insurance on behalf of the Executive. This section 10.06 shall survive the termination of the Executive’s employment with the Company.

11.07 Life Insurance. The Executive agrees that the Company shall have the right to obtain life insurance on the Executive’s life, at the sole expense of the Company, and with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) at the Company’s expense, take any reasonably required medical examinations.

11.08 Notice. Any notice, request, instruction or other document given under this Agreement by either party to the other party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:

Mr. Richard S Willis

7400 49th Avenue North

Minneapolis, MN 55428

If to the Company:

Chair, Board of Directors

Navarre Corporation

7400 49th Avenue North

Minneapolis, MN 55428

with a copy to:

General Counsel, Navarre Corporation at the address stated above

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

11.09 Representations. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, that would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement. The Executive will defend and indemnify the Company if any such representation or warranty is not true. The Executive hereby represents and warrants that he has been fully and competently advised by independent counsel of his own choosing in connection with the preparation, negotiation and execution of this Agreement and has relied solely on such advice for all matters related to this Agreement.

11.10 No Rule of Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against either party. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

11.11 Counterparts. This Agreement may be executed by facsimile transmission and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

NAVARRE CORPORATION

By:	/s/ J. Reid Porter
Its:	COO and CFO

EXECUTIVE

By:	/s/ Richard S Willis
Richard S Willis

Exhibit A

Letter of Resignation

            , 2011

Navarre Corporation

7400 49th Avenue North

New Hope, MN 55428

Attn: Board of Directors

Re: Resignation of Directorship

Dear Board of Directors:

I hereby tender my resignation as a member of the Board of Directors of Navarre Corporation, such resignation to be effective without further notice on the Termination Date, as such term is defined in section 5.07 of that certain Employment Agreement With Restrictive Covenants of even date herewith, without regard to the reason for termination. This notice of resignation is irrevocable. I hereby acknowledge that the Board of Directors shall have the right, in its sole discretion, to accept or reject this resignation.

Very truly yours,

Richard S Willis

Exhibit B

Employee Nonqualified Stock Option Agreement

NAVARRE CORPORATION

AMENDED AND RESTATED 2004 STOCK PLAN

EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

You have been granted an option to purchase shares of Navarre Corporation, subject to the terms and conditions of the 2004 Amended and Restated Stock Plan, as amended from time to time (the “Plan”), and the Nonqualified Stock Option Agreement (the “Agreement”) set forth below, as follows:

Name of Optionee:	Richard S Willis
Grant Date:	September 15, 2011
Total number of Option Shares:	475,000 Shares of Common Stock
Exercise price per share:	$1.75
Expiration date of option*:	September 14, 2021

Vesting Schedule:	First Exercisable	Number of Option Shares
	September 15, 2012	100,000
	September 15, 2013	175,000
	September 15, 2014	200,000

*	Subject to earlier expiration as provided below.

Nonqualified Stock Option Agreement

1	GRANT OF OPTION.

Navarre Corporation, a Minnesota corporation (together with all successors thereto, the “Company”), hereby grants to the optionee named above (the “Optionee”), who is an employee of the Company or a Related Company, an option (the “Stock Option”) to purchase on or prior to the expiration date specified above, subject to earlier termination as is specified herein, all or any part of the number of shares indicated above (the “Option Shares”) of the Company’s common stock, no par value (the “Common Stock”), at the per share option exercise price specified above (the “Exercise Price”), subject to the terms and conditions set forth in this Agreement and in the Plan. This Stock Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986 (the “Code”). All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

2.	ACCEPTANCE.

Your execution of this Agreement will indicate your acceptance of and your willingness to be bound by its terms. This Agreement imposes no obligation upon you to purchase any of the Option Shares. Your obligation to purchase Option Shares can arise only upon your exercise of this Option in the manner set forth in Section 4 below. This Option may not be exercised unless you have executed and returned this Agreement to the Company.

3.	WHEN OPTION MAY BE EXERCISED.

3.1 Vesting Schedule. Subject to the terms and conditions hereof, the Option shall first become exercisable with respect to the Option Shares in the installments and on the vesting dates specified above (the “Vesting Schedule”). The rights to exercise this Option on the specified vesting dates shall be cumulative with respect to the Option Shares becoming exercisable on each such date but in no event shall this Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at, 4:00 p.m. (Minneapolis time) on the expiration date set forth above (the “Expiration Date”).

3.2 Termination of Employment or Service. In the event that your employment with the Company or a Related Company terminates for any reason other than retirement (as defined below in Section 3.3) or termination for cause (as defined in Section 3.4 below), this Option shall remain exercisable to the extent exercisable as of such termination but shall expire and become void as to all unexercised Option Shares at 4:00 p.m. (Minneapolis time) on the 91st day following the date of such termination, unless the Expiration Date precedes the 91st day. The Vesting Schedule shall no longer continue to apply after the date of termination and only those Option Shares exercisable at the date of termination shall thereafter be exercisable. For clarification, a termination of employment occurs if the entity that employs you no longer qualifies as a Related Company of the Company. A change in status from an employee to a consultant, agent, advisor or independent contractor is also considered a termination of employment.

3.3 Retirement. Your termination will be considered due to “Retirement” only if you terminate your employment with the Company or a Related Company at any time after your age plus your years of employment with the Company or a Related Company total 70 or greater (Rule of 70). In the event of termination due to Retirement, this Option shall remain exercisable to the extent exercisable as of such termination but shall expire and become void as to all unexercised Option Shares at 4:00 p.m. (Minneapolis time) on the third anniversary of your Retirement, unless the Expiration Date precedes the third anniversary. The Vesting Schedule shall no longer continue to apply after the date of termination and only those Option Shares exercisable at the date of termination shall thereafter be exercisable.

3.4 Termination for Cause. In the event that your employment with the Company or a Related Company is terminated for Cause, this Option shall expire and become void as to all unexercised Option Shares at 4:00 p.m. (Minneapolis time) on the effective date of such termination. For purposes of this Agreement, the term “Cause” shall mean: (i) committing any act of malfeasance or wrongdoing affecting the Company or a Related Company or any act clearly tending to bring discredit upon the Company or a Related Company; (ii) breaching any employment or service contract, covenant not to compete or duty of confidentiality affecting the Company or a Related Company; (iii) engaging in conduct which constitutes a conflict of interest with the Company or a Related Company; (iv) violating the Company’s or a Related Company’s policies, procedures or work rules, including but not limited to the Navarre Code of Conduct and the Insider Trading Policy, which violation would warrant termination after one or more infractions; or (v) failing to substantially perform reasonably assigned duties unless such failure can be reasonably excused due to circumstances beyond your control. If you are party to an employment agreement with the Company or a Related Company which contains a definition of termination for cause which conflicts with the foregoing provision, your employment agreement will be controlling.

3.5 Change of Control Transaction. For purposes of this Section 3.5, the term “Change of Control Transaction” shall have the meaning set forth in Section 2 of the Plan. Upon the occurrence of a Change of Control Transaction, the Vesting Schedule shall no longer apply and this Option shall automatically and immediately become exercisable in full. The Committee in its discretion may make further adjustments or modifications to the Option pursuant to Section 15.4. of the Plan.

4.	HOW OPTION MAY BE EXERCISED.

4.1 Notice. If exercisable, this Option may be exercised in whole or in part (but in increments of at least 100 Option Shares) from time to time by accessing Merrill Lynch Benefits OnLine (www.benefits.ml.com) and following instructions provided to you by the Company and Merrill Lynch. Exercise must be accompanied by payment in full pursuant to Section 5. below of the aggregate Exercise Price for the Option Shares being purchased.

4.2 Proof of Representation. If notice of the exercise of this option is given by a person or persons other than you, the submission of appropriate proof of the right of such person or persons to exercise this Option will be required as a condition to the exercise of this Option.

4.3 Issuance of Shares. Certificates evidencing ownership of the shares of Common Stock purchased upon any exercise of this Option will be issued as soon as practicable. If permitted by law and the rules of the applicable stock exchange, the issuance of shares will be effected on a noncertificated basis. The Company, however, shall not be required to issue or deliver a certificate or book-entry for any shares until it has complied with all requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange on which the Company’s Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. The Company may cause each certificate or book-entry evidencing the purchased Common Stock to be endorsed with one or more legends setting forth the restrictions on transfer of such Common Stock. Until the issuance of the Option Shares pursuant to this Agreement and the Plan, you, or such other person as may be entitled to exercise this option, shall have none of the rights of a shareholder with respect to the Option Shares.

4.4 Tax Consequences. You acknowledge that there are tax consequences that may be adverse to you upon the exercise of this Option and/or the disposition of Option Shares and that you should consult a tax adviser prior to such exercise or disposition. The Company makes no representations with respect to tax consequences.

5.	PAYMENT FOR OPTION SHARES.

5.1 How Paid. At the time of exercise, you must deliver consideration to Merrill Lynch equal to the product of the Exercise Price and the number of Option Shares being purchased. Forms of payment acceptable are: (i) cash (by wire transfer to Merrill Lynch); (ii) a personal check or a certified or bank cashier’s check, payable to Merrill Lynch; (iii) authorization to Merrill Lynch to sell only enough of the underlying shares to cover the Exercise Price, taxes and fees (cashless hold); (iv) authorization to Merrill Lynch to sell all of the underlying shares and deliver the proceeds, less taxes and fees, to you or your Merrill Lynch account (cashless sell); or (v) the tender of shares of Common Stock that you have owned for at least six months with a value on the day of exercise equal to the Exercise Price, taxes and fees (stock swap exercise).

5.2 Payment by Tendering Shares. If paying all or a portion of the aggregate Exercise Price by a stock swap exercise, you may satisfy such delivery by presenting proof of beneficial ownership of such shares rather than physical delivery. The Company will accept such delivery by attestation as payment and deduct the same number of shares from the number of Option Shares issued pursuant to the exercise.

6.	WITHHOLDING TAXES.

Upon your exercise of this Option and prior to the delivery of the Option Shares purchased pursuant to such exercise, the Company is entitled to: (i) withhold and deduct from your future wages (or from other amounts which the Company may owe you), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option; or (ii) require you to promptly remit the amount of such withholding to Merrill Lynch before acting on your exercise notice. In the event that the Company is unable to withhold such amounts, for whatever reason, you hereby agree to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.	TRANSFERABILITY OF OPTION.

You may not sell, assign, pledge (as loan collateral or otherwise), encumber (by operation of law or otherwise), or transfer this Option in any manner, other than by will or the applicable laws of descent or distribution. During your lifetime, this Option is exercisable only by you or a legal representative. Any attempt to transfer or encumber this Option or the Option Shares shall be null and void and shall void this Option.

8.	THIS OPTION SUBJECT TO PLAN.

This Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference herein in their entirety, and, by execution hereof, you acknowledge having reviewed a copy of the Plan. The provisions of this Agreement shall be interpreted so as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail. You acknowledge and agree that in the event of any question or controversy relating to the terms of the Plan or this Agreement, the decision of the Committee administering the Plan shall be conclusive and final. A copy of the Plan has been filed with the Securities and Exchange Commission as an Exhibit to S-8 Registration Statement dated February 20, 2006, and is available from the Company, attention Human Resources.

9.	NO GUARANTEE OF CONTINUED EMPLOYMENT.

You acknowledge and agree that the vesting of shares pursuant to the Vesting Schedule is earned only by continuing your employment or other service at the will of the Company. You further acknowledge and agree that the award of this Option and this Agreement do not constitute an express or implied promise of continued employment for any period and shall not interfere with your right or the Company’s right to terminate your employment or service at any time with or without cause.

10.	MISCELLANEOUS.

10.1 Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

10.2 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to its choice of laws provisions. The parties agree that any action relating to this Agreement may be brought in the state or federal courts located in Hennepin County, Minnesota and the parties hereby consent to the jurisdiction of such courts.

10.3 Entire Agreement. This agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

10.4 Amendment and Waiver. This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that has a material adverse affect on your rights under this Agreement shall be with your consent in a written instrument executed by you and the Company.

Agreed and accepted as of the Grant Date:

NAVARRE CORPORATION		OPTIONEE

By
J. Reid Porter
Its	COO and CFO

)

Exhibit C

Restricted Stock Unit Agreement

NAVARRE CORPORATION 2004 STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

You have been granted an Award of time-vested Restricted Stock Units, subject to the terms and conditions of the 2004 Stock Plan, as amended, and the Restricted Stock Unit Agreement set forth below, as follows:

Name of Participant:	Richard S Willis
Grant Date:	, 2011
Number of Award Shares:	225,000 shares of Common Stock

Vesting Schedule:	Issue Dates	Number of Award Shares
	September 15, 2012	50,000
	September 15, 2013	75,000
	September 15, 2014	100,000

Restricted Stock Unit Agreement

1.	GRANT OF STOCK UNIT AWARD.

Navarre Corporation, a Minnesota corporation (together with all successors thereto, the “Company”), hereby grants to the Participant named above, who is an employee of the Company or a Related Company, an award of Restricted Stock Units (the “Stock Units”) subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (the “Agreement”) and in the Navarre Corporation 2004 Stock Plan, as amended from time to time (the “Plan”). The Stock Units represent the contingent right to receive, on a one for one basis, the number of shares (the “Award Shares”) indicated above of the Company’s common stock, no par value (the “Common Stock”) on the dates (the “Issue Date(s)”) specified in the vesting schedule above (the “Vesting Schedule”). Continued employment with the Company or a Related Company is the only required consideration for this grant. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

2.	ACCEPTANCE.

Your execution of this Agreement will indicate your acceptance of and your willingness to be bound by its terms. No Award Shares will be issued unless you have executed and returned this Agreement to the Company.

3.	VESTING OF STOCK UNITS.

3.1 Vesting Schedule. Vesting is subject to your continued employment or service with the Company or a Related Company. Your right to receive the Award Shares will vest, and no longer be contingent, in three installments on the Issues Dates indicated in the Vesting Schedule. Vested Award Shares will be issued and registered in your name as soon as practicable after the applicable Issue Date. Stock Units for Award Shares that do not vest shall be immediately cancelled.

3.2 Termination of Employment or Service. In the event that your employment or service with the Company or a Related Company terminates voluntarily or involuntarily for any reason prior to an Issue Date indicated in the Vesting Schedule, this award of Stock Units shall expire and be deemed forfeited with respect to all Award Shares not vested at the time of such termination. (For clarification, a termination of employment or service also occurs if the entity that employs you no longer qualifies as a Related Company of Navarre Corporation.) None of the unvested Award Shares shall be due or issued to you.

3.3 Change of Control Transaction. For purposes of this Section 3.3, the term “Change of Control Transaction” shall have the meaning set forth in Section 2 of the Plan. Upon the occurrence of a Change of Control Transaction, the Vesting Schedule shall no longer apply and the Company shall issue all Award Shares not previously issued to you. The Committee administering the Plan in its discretion may make further adjustments or modifications to the Award Shares pursuant to Section 15.4 of the Plan.

4.	ISSUANCE OF SHARES.

4.1 Issuance of Shares. Certificates evidencing ownership of vested Award Shares will be issued as indicated above. If permitted by law and the rules of the applicable stock exchange, the issuance of shares will be effected on a noncertificated basis. The Company, however, shall not be required to issue any shares until it has complied with all requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any stock exchange on which the Company’s Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. The Company may cause each certificate or noncertificated entry evidencing the Award Shares to contain one or more legends setting forth the restrictions on transfer of such Common Stock as required by such securities laws and regulations. Until the issuance of the Award Shares pursuant to this Agreement and the Plan, you shall have none of the rights of a shareholder with respect to the Award Shares.

4.2 Withholding Taxes. You acknowledge that the value of the Award Shares as of an Issue Date will constitute compensation for which you will have an ordinary income tax obligation, and you should consult a tax adviser concerning the same. The Company makes no representations with respect to tax consequences. Prior to the Issue Date of the Award Shares, the Company is entitled to: (i) withhold and deduct from your wages (or from other amounts which the Company may owe you), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to such compensation; or (ii) require you to remit the amount of such withholding to the Company in cash. The Company, in its sole discretion, may permit you to satisfy such withholding obligations by reducing the number of Award Shares that would otherwise be issued under this Agreement by the number of Award Shares having a Fair Market Value on the Issue Date sufficient to meet, and not to exceed, the minimum mandatory tax withholding obligation.

5.	TRANSFERABILITY OF STOCK UNITS.

You may not sell, assign, pledge (as loan collateral or otherwise), encumber (by operation of law or otherwise), or transfer this Agreement or the Stock Units in any manner, including, without limitation, by will or the applicable laws of descent or distribution. Any attempt to transfer or encumber this Agreement, the Stock Units or unvested Award Shares shall be null and void and shall void this Agreement.

6.	THIS AGREEMENT SUBJECT TO PLAN.

This Agreement and the Stock Units granted hereunder, and the Award Shares issued pursuant to the Stock Units, have been granted, or will be issued, as the case may be, under and are subject to the terms of the Plan. The terms of the Plan are incorporated by reference herein in their entirety, and, by execution hereof, you acknowledge having reviewed a copy of the Plan. The provisions of this Agreement shall be interpreted so as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the terms of the Plan shall prevail. You acknowledge and agree that in the event of any question or controversy relating to the terms of the Plan or this Agreement the decision of the Committee administering the Plan shall be conclusive and final. A copy of the Plan has been filed with the Securities and Exchange Commission as an Exhibit to S-8 Registration Statement dated February 20, 2006, and is available from the Company, attention Human Resources.

7.	NO GUARANTEE OF CONTINUED EMPLOYMENT.

You acknowledge and agree that the vesting of Award Shares pursuant to the Vesting Schedule is contingent upon continuing your employment at the will of the Company or a Related Company. You further acknowledge and agree that this award of Stock Units and this Agreement do not constitute an express or implied promise of continued employment for any period and shall not interfere with your right or the Company’s (or a Related Company’s) right to terminate your employment or service at any time with or without cause.

8.	MISCELLANEOUS.

8.1 Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

8.2 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to its choice of laws provisions. The parties agree that any action relating to this Agreement may be brought in the state or federal courts located in Hennepin County, Minnesota and the parties hereby consent to the jurisdiction of such courts.

8.3 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to this grant of Stock Units and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to this grant of Stock Units and the administration of the Plan.

8.4 Amendment and Waiver. This Agreement may be amended, waived, modified or canceled by the Committee at any time, provided that all such amendments, waivers, modifications or cancellations shall comply with and not be prohibited by the provisions of the Plan, and any amendment, waiver, modification or cancellation that the Committee determines in good faith has a material adverse affect on your rights under this Agreement shall be with your consent in a written instrument executed by you and the Company.

Agreed and accepted as of the Grant Date:

NAVARRE CORPORATION	PARTICIPANT

By

Its